Exhibit 99.1
McKESSON REPORTS FISCAL 2009 THIRD-QUARTER RESULTS
•	Revenues of $27.1 billion for the third quarter.
•	Net loss of $20 million, or 7 cents per basic share, including the previously announced $493 million pre-tax Average Wholesale Price (AWP) litigation charge.
•	Excluding the AWP litigation charge, net income of $291 million, or $1.05 per diluted share, up 54%.
•	Fiscal 2009 Outlook — earnings per diluted share of $4.15 to $4.30, excluding the AWP litigation charge.
SAN FRANCISCO, January 26, 2009 — McKesson Corporation (NYSE: MCK) today reported that revenues for the third quarter ended December 31, 2008 were $27.1 billion compared to $26.5 billion a year ago. For the quarter, McKesson had a net loss of $20 million, or seven cents per basic share, including the previously announced pre-tax AWP litigation charge of $493 million ($311 million after-tax), or approximately $1.14 per basic share.
     Excluding the AWP litigation charge, McKesson had net income of $291 million, or $1.05 per diluted share, an increase of 54% over the prior year. The earnings improvement was driven by solid growth across all businesses in Distribution Solutions and a sharp increase in earnings from Technology Solutions. Net income in the third quarter a year ago was $201 million or 68 cents per diluted share.
     “McKesson had an outstanding quarter, demonstrating the resilience of our business despite tough economic conditions. Our performance was driven by the strong operating results in Distribution Solutions, which continues to execute exceptionally well,” said John H. Hammergren, chairman and chief executive officer. “We are pleased with the performance of Technology Solutions, and with revenue growth of 2%, it was in line with the expectations we laid out after the end of the second quarter. We also exercised more aggressive expense control, which contributed to solid operating profit growth in this segment.”

     In the third quarter, McKesson revenues were up 2%, driven by 8% growth in U.S. pharmaceutical direct distribution and services revenues, partially offset by lower sales to customer’s warehouses and an unfavorable currency impact on our Canadian dollar revenues.
     Distribution Solutions revenues were up 2% in the third quarter. The 8% growth for the quarter in U.S. pharmaceutical direct distribution and services revenues reflects market growth rates and organic growth in our existing customer base. Warehouse sales were down 7% in the quarter, primarily due to a decrease in purchases by a large customer that began in January 2008 and the additional impact of decreased purchases by several other customers.
     On a constant currency basis, Canadian revenues grew 9% for the quarter due to new and expanded distribution agreements and market growth rates. Including the unfavorable currency impact of 21%, Canadian revenues decreased 12% for the quarter. Medical-Surgical distribution revenues were up 5%, primarily reflecting market growth rates.
     In the third quarter, Distribution Solutions gross profit of $988 million improved 15% compared to the third quarter a year ago. The increase in gross profit was due primarily to an improved mix of higher-margin products, including sales of OneStop Generics, which were up 45% in the quarter, the timing of compensation from branded pharmaceutical manufacturers, and increased sales volume.
     The AWP litigation charge of $493 million resulted in an operating loss of $54 million in Distribution Solutions for the third quarter. Excluding the AWP litigation charge, operating profit of $439 million was up 41% for the quarter and the operating margin rate was 1.66% compared to 1.21% a year ago.
     “I am pleased with the revenue growth that we saw in all of the businesses in Distribution Solutions,” Hammergren said. “Our U.S. pharmaceutical distribution business, in particular, continues to execute very well on opportunities to increase profitability, and our significant margin expansion stems from the team’s focus on continually providing higher-margin products and services to our customers and leveraging our scale. We continue to expect our U.S. pharmaceutical distribution business to perform well as a result of the robust pipeline of higher-margin generic conversions that are forecast to launch over the next several years. Our overall performance in Distribution Solutions demonstrates that we are strategically well-positioned to produce solid results, even in this tough economic environment,” said Hammergren.
     In Technology Solutions, revenues were up 2% for the quarter. This reflects the steady nature of much of our product and service offering, offset by some delays in software purchasing from our hospital and physician office customers. Technology Solutions operating profit in the third quarter was $91 million and the operating margin rate was 12.12% compared to 6.66% for the third quarter a year ago. In the third quarter, operating profit was reduced by a $5 million charge to streamline staffing. In the third quarter of the prior year, operating profit was reduced by charges totaling $25 million to streamline staffing and product lines and for legal settlements.
     “Technology Solutions provides a broad offering of product and service solutions to our diverse customer base. The solutions include our payor technology business, the RelayHealth connectivity business, and revenue cycle outsourcing, none of which require large capital investments by our customers. This creates an economic model with a base of stable and recurring revenues, which helps mitigate some of the effects of a slowing economy,” said Hammergren. “We are pleased that our diverse solutions and cost containment initiatives resulted in higher quarterly operating profit,” Hammergren added.
     “McKesson’s strong performance for the first three quarters of the year gives us good momentum going into the fourth quarter,” Hammergren said. “Based on positive year-to-date results, the momentum in our business, and an anticipated tax reserve release of $22 million, we expect that McKesson should earn between $4.15 and $4.30 per diluted share excluding the AWP litigation charge for the fiscal year ending March 31, 2009,” Hammergren concluded.
     Guidance for the full year continues to assume a tax rate of 33.0% before considering the AWP litigation charge and discrete tax items, including the tax reserve release of $22 million expected in the fourth quarter.

     Risk Factors
     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties; however, the most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: material adverse resolution of pending legal proceedings; changes in the U.S. healthcare industry and regulatory environment; competition; the frequency or rate of branded drug price inflation and generic drug price deflation; substantial defaults or material reduction in purchases by large customers; implementation delay, malfunction or failure of internal information systems; the adequacy of insurance to cover property loss or liability claims; the company’s failure to attract and retain customers for its software products and solutions due to integration and implementation challenges, or due to an inability to keep pace with technological advances; loss of third party licenses for technology incorporated into the company’s products and solutions; the company’s proprietary products and services may not be adequately protected, and its products and solutions may be found to infringe on the rights of others; failure of our technology products and solutions to conform to specifications; disaster or other event causing interruption of customer access to data residing in our service centers; increased costs or product delays required to comply with existing and changing regulations applicable to our businesses and products; changes in government regulations relating to patient confidentiality and to format and data content standards; the delay or extension of our sales or implementation cycles for external software products; changes in circumstances that could impair our goodwill or intangible assets; foreign currency fluctuations or disruptions to our foreign operations; new or revised tax legislation or challenges to our tax positions; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in accounting principles generally accepted in the United States of America, and general economic conditions, including changes in the financial markets that may affect the availability and cost of credit to the Company, its customers or suppliers. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.

     A Webcast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.
About McKesson
     McKesson Corporation, currently ranked 18th on the FORTUNE 500, is a healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes, and improving the quality and safety of patient care. McKesson has been in continuous operation for more than 175 years, making it the longest-operating company in healthcare today. Over the course of its history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit www.mckesson.com.
###
Contact:
Ana Schrank, 415-983-7153 (Investors and Financial Media)
Ana.Schrank@McKesson.com
James Larkin, 415-983-8736 (General and Business Media)
James.Larkin@McKesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions except per share amounts)

	Quarter Ended December 31,			Nine Months Ended December 31,
	FY09	FY08	Chg.	FY09	FY08	Chg.
Revenues	$27,130	$26,494	2%	$80,408	$75,472	7%

Cost of sales	25,787	25,290	2	76,495	71,910	6

Gross profit	1,343	1,204	12	3,913	3,562	10

Operating expenses	904	922	(2)	2,722	2,570	6
Litigation charge (credit), net (1)	493	—	—	493	(5)	—

Total operating expenses	1,397	922	52	3,215	2,565	25

Operating income (loss)	(54)	282	—	698	997	(30)

Other income, net	17	31	(45)	71	104	(32)
Interest expense	(33)	(36)	(8)	(102)	(108)	(6)

Income (loss) from continuing operations before income taxes	(70)	277	—	667	993	(33)

Income tax benefit (expense) (2) (3)	50	(76)	—	(125)	(309)	(60)

Income (loss) from continuing operations	(20)	201	—	542	684	(21)

Discontinued operations, net	—	—	—	—	(1)	—

Net income (loss)	$(20)	$201	—	$542	$683	(21)

Earnings (loss) per common share (4)
Diluted (5) (6)
Continuing operations	$(0.07)	$0.68	—%	$1.94	$2.28	(15)%
Discontinued operations	—	—	—	—	—	—

Total	$(0.07)	$0.68	—	$1.94	$2.28	(15)

Basic
Continuing operations	$(0.07)	$0.69	—%	$1.97	$2.33	(15)%
Discontinued operations	—	—	—	—	—	—

Total	$(0.07)	$0.69	—	$1.97	$2.33	(15)

Shares on which earnings (loss) per common share were based
Diluted (5)	274	297	(8)%	279	300	(7)%
Basic	274	290	(6)	275	293	(6)

(1)	Operating expenses for 2009 includes Average Wholesale Prices (“AWP”) Litigation charge of $493 million.

(2)	Income tax expense for the nine months ended December 31, 2008 includes $76 million of credits related to the recognition of previously unrecognized tax benefits and related interest expense as a result of the effective settlement of uncertain tax positions.

(3)	Income tax expense for 2009 includes $182 million income tax benefit for the AWP Litigation charge of $493 million.

(4)	Certain computations may reflect rounding adjustments.

(5)	For the quarter ended December 31, 2008, potentially dilutive securities have been excluded from the per share computations due to their antidilutive effect.

(6)	Diluted earnings per share from continuing operations, excluding the impact of the AWP Litigation charge and Securities Litigation credit, net, is as follows (a):

	Quarter Ended December 31,			Nine Months Ended December 31,
	FY09	FY08	Chg.	FY09	FY08	Chg.
Income (loss) from continuing operations — as reported	$(20)	$201	—%	$542	$684	(21)%

Exclude: Litigation charge (credit), net	493	—	—	493	(5)	—
Estimated income tax benefit, net	(182)	—	—	(182)	—	—
Income taxes on Securities Litigation credit, net	—	—	—	—	2	—

	311	—	—	311	(3)	—

Income from continuing operations, excluding the Litigation charge (credit), net	$291	$201	45	$853	$681	25

Diluted earnings per common share from continuing operations, excluding the Litigation charge (credit), net (4)	$1.05	$0.68	54%	$3.05	$2.27	34%

Shares on which diluted earnings per common share were based	276	297	(7)	279	300	(7)

(a)	These pro forma amounts are non-GAAP financial measures. The Company uses these measures internally and considers these results to be useful to investors as they provide relevant benchmarks of core operating performance.

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions except per share amounts)

	Quarter Ended December 31,				Nine Months Ended December 31,
	FY09	FY08	Chg.		FY09	FY08	Chg.
REVENUES
Distribution Solutions
U.S. pharmaceutical direct distribution & services	$17,037	$15,703	8%		$50,076	$44,273	13%
U.S. pharmaceutical sales to customers’ warehouses	6,695	7,183	(7)		19,678	21,251	(7)

Subtotal	23,732	22,886	4		69,754	65,524	6
Canada pharmaceutical distribution & services	1,967	2,224	(12)		6,390	5,886	9
Medical-Surgical distribution & services	680	648	5		2,007	1,884	7

Total Distribution Solutions	26,379	25,758	2		78,151	73,294	7

Technology Solutions
Services	576	553	4		1,722	1,644	5
Software & software systems	141	150	(6)		419	427	(2)
Hardware	34	33	3		116	107	8

Total Technology Solutions	751	736	2		2,257	2,178	4

Revenues	$27,130	$26,494	2		$80,408	$75,472	7

GROSS PROFIT
Distribution Solutions	$988	$859	15		$2,873	$2,529	14
Technology Solutions	355	345	3		1,040	1,033	1

Gross profit	$1,343	$1,204	12		$3,913	$3,562	10

OPERATING EXPENSES
Distribution Solutions	$555	$554	—		$1,687	$1,541	9
AWP Litigation charge	493	—	—		493	—	—

Subtotal	1,048	554	89		2,180	1,541	41
Technology Solutions	265	300	(12)		817	827	(1)
Corporate	84	68	24		218	202	8
Securities Litigation credit, net	—	—	—		—	(5)	—

Operating expenses	$1,397	$922	52		$3,215	$2,565	25

OTHER INCOME, NET
Distribution Solutions	$6	$7	(14)		$43	$30	43
Technology Solutions	1	4	(75)		5	9	(44)
Corporate	10	20	(50)		23	65	(65)

Other income, net	$17	$31	(45)		$71	$104	(32)

OPERATING PROFIT (LOSS)
Distribution Solutions	$439	$312	41		$1,229	$1,018	21
AWP Litigation charge	(493)	—	—		(493)	—	—

Subtotal	(54)	312	—		736	1,018	(28)
Technology Solutions	91	49	86		228	215	6

Operating profit	37	361	(90)		964	1,233	(22)
Corporate	(74)	(48)	54		(195)	(137)	42
Securities Litigation credit, net	—	—	—		—	5	—

Income (loss) from continuing operations before interest expense and income taxes	$(37)	$313	—		$769	$1,101	(30)

STATISTICS
Operating profit as a % of revenues
Distribution Solutions	(0.20)%	1.21%	(141)	bp	0.94%	1.39%	(45)	bp
Distribution Solutions, excluding AWP Litigation charge	1.66%	1.21%	45		1.57%	1.39%	18
Technology Solutions	12.12%	6.66%	546		10.10%	9.87%	23

Return on Stockholders’ Equity (1)	13.5%	14.8%	(130)	bp

(1)	Ratio is computed as the sum of net income for the last four quarters, divided by the average of stockholders’ equity for the last five quarters.

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	December 31,	March 31,
	2008	2008
ASSETS
Current Assets
Cash and cash equivalents	$1,175	$1,362
Receivables, net	7,588	7,213
Inventories, net	9,395	9,000
Prepaid expenses and other	214	211

Total	18,372	17,786

Property, Plant and Equipment, Net	788	775
Capitalized Software Held for Sale, Net	214	199
Goodwill	3,484	3,345
Intangible Assets, Net	678	661
Other Assets	1,766	1,837

Total Assets	$25,302	$24,603

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$12,326	$12,032
Deferred revenue	1,291	1,210
Other accrued liabilities	2,440	2,106

Total	16,057	15,348

Long-Term Debt	1,795	1,795
Other Noncurrent Liabilities	1,286	1,339
Stockholders’ Equity	6,164	6,121

Total Liabilities and Stockholders’ Equity	$25,302	$24,603

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Nine Months Ended December 31,
	FY09	FY08
OPERATING ACTIVITIES
Net income	$542	$683
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation and amortization	330	271
Litigation charge (credit), net	493	(5)
Deferred taxes (benefits) on litigation charge (credit), net	(182)	2
Other deferred taxes	76	190
Income tax reserve reversals	(65)	—
Share-based compensation expense	72	73
Excess tax benefits from share-based payment arrangements	(8)	(71)
Other non-cash items	1	6
Changes in operating assets and liabilities, net of business acquisitions:
Receivables	(881)	(430)
Impact of accounts receivable sales facility	350	—
Inventories	(490)	(1,231)
Drafts and accounts payable	384	1,061
Deferred revenue	88	110
Taxes	107	224
Other	(83)	32

Net cash provided by operating activities before Consolidated Securities Litigation Action settlement	734	915
Consolidated Securities Litigation Action settlement payment	—	(962)

Net cash provided by (used in) operating activities	734	(47)

INVESTING ACTIVITIES
Property acquisitions	(151)	(129)
Capitalized software expenditures	(137)	(118)
Acquisitions of businesses, less cash and cash equivalents acquired	(320)	(592)
Restricted cash for Consolidated Securities Litigation Action	—	962
Other	76	(9)

Net cash provided by (used in) investing activities	(532)	114

FINANCING ACTIVITIES
Proceeds from short-term borrowings	3,602	—
Repayments of short-term borrowings	(3,602)	—
Repayment of long-term debt	(3)	(9)
Capital stock transactions:
Issuances	77	297
Share repurchases, including shares surrendered for tax withholding	(147)	(926)
Share repurchases, retirements	(204)	—
Excess tax benefits from share-based payment arrangements	8	71
ESOP notes and guarantees	2	9
Dividends paid	(83)	(53)
Other	1	12

Net cash used in financing activities	(349)	(599)
Effect of exchange rate changes on cash and cash equivalents	(40)	14

Net decrease in cash and cash equivalents	(187)	(518)
Cash and cash equivalents at beginning of period	1,362	1,954

Cash and cash equivalents at end of period	$1,175	$1,436